Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127206) pertaining to the BFC Financial Corporation 2005 Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-12543) pertaining to BFC Financial Corporation Stock Option Plan, of our report dated March 14, 2007 (included herein), with respect to the consolidated financial statements of Bluegreen Corporation included in Bluegreen Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006.

ERNST & YOUNG
Certified Public Accountants
Miami, Florida
March 14, 2007